Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

        This Confidential Separation Agreement and General Release (“Separation Agreement”) is made by and between NovaDel Pharma Inc., including without limitation, its predecessors or successors in interest, affiliates, subsidiaries or parents thereto, as well as its present officers, directors, agents, attorneys, consultants, advisors (financial or otherwise) and all other persons (legal or natural) acting or purporting to act on its behalf (the “Company”) and Gary Shangold, M.D. (the “Employee”).

        WHEREAS, the Employee and the Company are parties to an Employment Agreement dated December 3, 2002, as amended on December 22, 2002 (“Employment Agreement”);

        WHEREAS, the Company notified the Employee that the Employment Agreement would not be extended at the end of its term on December 22, 2005, and that the close of business on December 22, 2005 will be the last day of his employment per the Employment Agreement with the Company;

        WHEREAS, the parties have reconciled their differences relating to certain issues concerning the Employee’s separation from employment and wish to enter into an arrangement whereby the Employee will provide consulting services to the Company after December 22, 2005 pursuant to the Consulting Agreement attached hereto as Exhibit A;

        NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:

      1.     Expiration of Employment.

      The Employee’s employment with the Company will end as of the close of business on December 22, 2005 (the “Separation Date”).

      2.    Consideration. In return for the execution of this Separation Agreement, the Company agrees to provide the Employee with the following consideration (the “Consideration”), which he acknowledges is the only compensation and benefits to which he is entitled from the Company and that all other compensation and benefits provided by the Company to the Employee during his employment with the Company will cease upon the Separation Date:

           (a)        Separation Payment. The Company agrees to make a payment to the Employee of one hundred and fifty thousand dollars ($150,000.00), in addition to any accrued but unused vacation days remaining to the Employee as of the date of this Separation Agreement, within ten (10) days following the expiration of the revocation period specified below, subject to all applicable withholding and tax deductions.

           (b)        COBRA Continuation. If the Employee elects to continue his medical insurance after the Separation Date under the law known as “COBRA,” 29 U.S.C. § 1161 et seq., the Company will pay the Employee’s COBRA premium less any active employee contribution for such coverage for a period of up to one (1) year. After this one-year period, the Employee may continue receiving medical coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation.

           (c)        Consulting Arrangement. The Company will offer the Employee the opportunity to provide consulting services as set forth in the proposed Consulting Agreement, attached hereto as Exhibit A.

           (d)        Treatment of Stock Options. The Company affirms that Employee’s nonqualified non-plan option to purchase 1,000,000 shares of common stock, granted December 3, 2002, will stay in effect until December 2, 2007. In addition, the Company will allow Employee’s 100,000 stock options pursuant to the Nonqualified Stock Option and Incentive Stock Option Agreements, dated January 24, 2005 to vest as if he were still considered an employee for as long as he provides consulting services to the Company in connection with the Consulting Agreement. Under these agreements, the Employee is entitled to exercise his option to acquire 33,334 shares of common stock on or before January 24, 2006 and additional shares as they are exercisable pursuant to those agreements. In the event that the Consulting Agreement expires at the end of one year, the Company also agrees to allow the additional 33,334 shares of common stock that would otherwise vest and be exercisable on or about January 24, 2007 to vest and be immediately exercisable as of the expiration date of the Consulting Agreement. The Company will extend the post-termination exercise period applicable to the Employee’s vested options (other than non-plan options), whether such options vested during his employment with the Company or in connection with the Consulting Agreement, including the Employee’s 225,000 shares of common stock from the 1998 stock option plan and the 100,000 stock options pursuant to the Nonqualified Stock Option and Incentive Stock Option Agreements, dated January 24, 2005, to such time that is ninety (90) days after the end of the consulting period as set forth in the Consulting Agreement.

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      3.     Mutual General Releases.

           (a)        Employee. In exchange for the above-described Consideration, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, corporate affiliates, subsidiaries, parent companies, predecessors, successors, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs,

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accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Employee ever had or now has against any or all of the Released Parties arising out of his employment with and/or separation from the Company, including, but not limited to, all claims relating to the Employment Agreement; all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage and Hour Law, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. The only exceptions to this release are claims for unemployment compensation or workers’ compensation benefits under state law, or claims to accrued, vested benefits under a Company employee benefit plan. Nothing in this Separation Agreement shall preclude the Employee from filing a charge of discrimination or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state civil rights agency, but the Employee agrees that he will not seek any personal equitable or monetary relief in such proceedings.

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           (b)        Company. In connection with this Separation Agreement, which constitutes good and sufficient consideration to the Company in connection with the potential claims being released by the Employee (which the Company acknowledges it would not otherwise be entitled to receive), the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Employee, his agents and representatives (hereinafter, the “Employee Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, known and unknown, accrued and unaccrued, asserted and unasserted, which the Company ever had or now has against any or all of the Employee Released Parties arising out of his employment with and/or separation from the Company, including, but not limited to, the Employee’s duties and responsibilities as Officer and Director of the Company and the discharge of such duties and responsibilities for the Company, under any common law theory or any federal, state or local statute or ordinance whatsoever.

      4.     Non-Disclosure. The Employee acknowledges that that the confidentiality obligations identified in his Employment Agreement shall continue, and that he has an obligation to keep confidential all non-public information concerning the Company and/or its officers, directors, agents, consultants, employees, customers and suppliers, which he acquired during the course of his employment with the Company.

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      5.     Non-Competition. The Employee understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Employee has had and will have access to and knowledge of Confidential and Proprietary Information. The Employee agrees that until June 22, 2007, or six (6) months after the termination of this Consulting Agreement, whichever is later, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is directly involved in the development of drug lingual spray delivery technology. This Section shall replace and supersede Section 7(a) of the Employee’s Employment Agreement of December 3, 2002. The remaining provisions of Section 7 of the Employment Agreement shall survive this Separation Agreement. However, Section 7(b)(ii) and 7(b)(iii) of the Employment Agreement are hereby modified and limited such that the Employee is free to solicit or accept employment from agents, clients or customers of the Company provided that such agents, clients or customers are not directly involved in the development of drug lingual spray delivery technology.

      6.     Return of Company Property. Except to the extent necessary in the performance of services pursuant to the attached Consulting Agreement, the Employee acknowledges that:

           (a)        all materials and information disclosed or provided to him or created or developed by him in the course of his employment are the sole property of the Company;

           (b)        as of the Separation Date, he has returned or will return to the Company all Company-owned property in his possession or control and any copies thereof, including, without limitation, all trade secrets, marketing plans, or product development information, including but not limited to confidential sales information, customer data, standard costs, forecasts and/or sales prices; all keys, files, records, equipment, books and other materials

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purchased with Company funds; and computer discs or other information storage devices, documents, files or electronic files containing any information belonging to the Company and/or its officers, directors, agents, consultants, employees, customers or suppliers (including information which the Employee developed or helped develop during the course of his employment) (collectively, the “Company Property”);

           (c)        he has left intact, has not copied and will not copy any Company Property; and

           (d)        he has not provided, delivered, transmitted or otherwise disclosed any Company Property or non-public Company information concerning the Company or its officers, directors, agents, consultants, employees, customers or suppliers to any third party, unless such third party was employed by, or engaged as a consultant to, the Company at the time of such provision, delivery, transmittal or other disclosure and such provision, delivery, transmittal or other disclosure was necessary in order for such third party to perform services on behalf of the Company.

      7.     Non-disparagement. The Company and the Employee agree that they will not make any false, disparaging or derogatory statements about the other to any person or entity whatsoever, including without limitation, media outlets, industry groups, financial institutions, current, former or prospective officers, directors, agents, investors, consultants, employees, customers or suppliers of the Company, and/or prospective employers, clients, customers or suppliers of Employee. This Section shall replace and supersede Section 7(c) of the Employee’s Employment Agreement of December 3, 2002.

      8.     Confidentiality. The Company and the Employee understand and agree that as a condition for the mutually exchanged promises described herein, the terms and contents of this Separation Agreement, and the contents of the negotiations

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and discussions resulting in this agreement shall be maintained as confidential by the Company and the Employee, their agents and representatives, and none of the above shall be disclosed except to the extent required by law or as otherwise mutually agreed to in writing by the parties.

      9.     Modification or Amendment. This Separation Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of subsequent date specifically describing the agreed-upon modifications or amendments jointly agreed upon by the Company and the Employee, and signed by both parties.

      10.     Successors and Assigns. This Separation Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      11.     Waiver of Rights. No delay or omission by the Company in exercising any rights under this Separation Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

      12.     Applicable Law. This Separation Agreement shall be governed by the laws of New Jersey, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to the jurisdiction of the courts of New Jersey, or if appropriate, a federal court located in New Jersey (which courts, for purposes of this Separation Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Separation Agreement or its subject matter.

      13.     Acknowledgments. The Employee acknowledges that he has been given

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twenty-one (21) days in which to consider this Separation Agreement and that he has signed on the date indicated below after concluding that this agreement is satisfactory to him. The Employee acknowledges that the Company advised him to consult with an attorney of his own choosing prior to signing this agreement. The Employee further acknowledges that the Consideration described in paragraph 2 herein is over and above any other money or benefits that otherwise would be due to him from the Company and that he is not owed any salary, reimbursements, benefits or payments of any kind or nature by the Company beyond those provided by paragraph 2 herein. He further understands that he may revoke his release for a period of seven (7) days following the day on which he signs by submitting written notice thereof to Jean W. Frydman, Esquire, Vice President & General Counsel of the Company.

      14.     Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Separation Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this agreement with an attorney. The Employee further states and represents that he has carefully read this agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      15.     Entire Agreement. This Separation Agreement, including Exhibit A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Employee’s separation from the Company and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

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      16.     Counterparts. This Separation Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Separation Agreement on the dates set forth below.

NOVADEL PHARMA INC.

By: /s/ Robert G. Savage	/s/ Gary Shangold
Title: Chairman of the Board	GARY SHANGOLD, MD

Date: November 29, 2005	Date: November 29, 2005

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